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                                                                    EXHIBIT 10.5



                         SC INTERNATIONAL SERVICES, INC.
                              524 East Lamar Blvd.
                             Arlington, Texas 76011
                                 (817) 792-2123
                           (817) 792-2222 (Facsimile)


                                                          _____________ __, 1997


The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street
Floor 21 West
New York, New York  10286


                          Re: EXCHANGE AGENT AGREEMENT


Ladies and Gentlemen:

         SC International Services, Inc., a Delaware corporation (the "ISSUER"), and the Guarantors (the "GUARANTORS") identified in the Registration Statement (as defined herein) propose to make an offer (the "EXCHANGE OFFER") to exchange up to $300,000,000 aggregate principal amount of the Issuer's 9 1/4% Senior Subordinated Notes due 2007, Series B (the "EXCHANGE NOTES") (and the related guarantees of the Guarantors) for a like principal amount of the Issuer's outstanding 9 1/4% Senior Subordinated Notes due 2007, Series A (the "PRIVATE NOTES") (and the related guarantees of the Guarantors). The terms and conditions of the Exchange Offer are set forth in a prospectus (the "PROSPECTUS") included in the Issuer's and the Guarantors' registration statement on Form S-4 (File No. 333-37475), as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission (the "COMMISSION"), and proposed to be distributed to all record holders of the Private Notes. The Private Notes and the Exchange Notes are collectively referred to herein as the "NOTES." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the Letter of Transmittal which constitutes part of the Prospectus.

         The Issuer hereby appoints The Bank of New York to act as exchange agent (the "EXCHANGE AGENT") in connection with the Exchange Offer. References hereinafter to "YOU" shall refer to The Bank of New York.

         The Exchange Offer is expected to be commenced by the Issuer on or about ________ __, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Private Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of Private Notes tendered.


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         The Exchange Offer shall expire at 5:00 P.M., New York City time, on_____________, 1997, or on such later date or time to which the Issuer may extend the Exchange Offer (the "EXPIRATION DATE"). Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend the Exchange Offer from time to time, and may extend the Exchange Offer by giving notice (such notice if given orally, to be confirmed in writing) to you before 9:00 A.M., New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date.

         The Issuer expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Private Notes not theretofore accepted for exchange. The Issuer will give notice (such notice if given orally, to be confirmed in writing) of any amendment, termination or nonacceptance to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," in the Letter of Transmittal accompanying the Prospectus, or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

2. You will establish an account with respect to the Private Notes at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Exchange Offer within two New York Stock Exchange trading days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Private Notes by causing the Book-Entry Transfer Facility to transfer such Private Notes into your account in accordance with the Book-Entry Transfer Facility's procedures for such transfer.

3. You are to examine each of the Letters of Transmittal and certificates for Private Notes (and confirmation of book-entry transfers of Private Notes into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Private Notes, to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Private Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Private Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.


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4.       With the approval of the Chairman, the President, the Executive Vice
         President, Senior Vice President or any of the Vice Presidents of the Issuer (such approval, if given orally, to be confirmed in writing) or any other person designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Private Notes pursuant to the Exchange Offer.

5. Tenders of Private Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering," and Private Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Private Notes which the Chairman, the President, the Executive Vice President, the Senior Vice President or any of the Vice Presidents of the Issuer or any other officer of the Issuer designated by any such person shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

6. You shall advise the Issuer with respect to any Private Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Private Notes.

7.       You shall accept tenders:

         (a) in cases where the Private Notes are registered in two or more names only if signed by all named holders;

         (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

         (c) from persons other than the registered holder of Private Notes provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Private Notes when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Private Notes to the transfer agent for split-up and return any untendered Private Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Private Notes properly tendered and you, on behalf of the Issuer, will exchange such Private Notes for Exchange Notes and cause such Private Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Issuer by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal


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         amount of the Private Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Private Notes by the Issuer; provided, however, that in all cases, Private Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Private Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Issuer, you shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

9. Tenders, pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

10. The Issuer shall not be required to exchange any Private Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuer not to exchange any Private Notes tendered shall be given (and confirmed in writing) by the Issuer to you.

11. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all or part of the Private Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Private Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

12. All certificates for reissued Private Notes, unaccepted Private Notes or for Exchange Notes (other than those effected by book-entry transfer) shall be forwarded by first-class certified mail, return receipt requested.

13. You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

14.      As Exchange Agent hereunder, you:

         (a) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein, or as may be subsequently agreed to in writing by you and the Issuer;

         (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Private


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                  Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

         (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

         (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

         (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

         (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Issuer;

         (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the opinion of such counsel; and

         (h) shall not advise any person tendering Private Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Private Notes or as to the market value, decline or appreciation in market value of any Private Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes;

provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

15. You shall take such action as may from time to time be requested by the Issuer or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Issuer to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer; provided, that such information shall relate only


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         to the procedures for accepting (or withdrawing from) the Exchange
         Offer. The Issuer will furnish you with copies of such documents at your request.

16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Thomas Lee, Director-Financial Accounting of the Issuer (telephone number (817) 792-2281, facsimile number (817) 792-2458) and such other person or persons as the Issuer may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the aggregate principal amount of Private Notes which have been duly tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Issuer or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Issuer and such person as the Issuer may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Issuer shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Private Notes tendered, the aggregate principal amount of Private Notes accepted and the identity of any broker-dealer if you have knowledge that such person is a broker-dealer who will receive Exchange Notes for its own account in exchange for Private Notes and the aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Issuer.

17. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or two years, whichever is longer, and thereafter shall be delivered by you to the Issuer. You shall dispose of unused Letters of Transmittal and other surplus materials as instructed by the Issuer.

18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Issuer, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two


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         documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

21. The Issuer covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Private Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Private Notes; provided, however, that anything in this Agreement to the contrary notwithstanding, the Issuer shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Issuer be liable under this indemnity with respect to any claim against you unless the Issuer shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Issuer shall be entitled to participate, at its own expense, in the defense of any such claim or other action, and, if the Issuer so elects, the Issuer may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Issuer shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for you under this paragraph, so long as the Issuer shall retain counsel reasonably satisfactory to you to defend such action, and unless the Issuer is also a party to such proceeding and you have reasonably determined in good faith that joint representation would be inappropriate. You understand and agree that the Issuer shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you; provided, however, that this sentence shall not be construed to prohibit you from engaging successor counsel to continue to represent you in connection with a proceeding under this paragraph in the event that you have terminated counsel initially chosen by you or such counsel has terminated its representation of you.

22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Issuer understands that you are required, in certain instances, to deduct thirty-one percent (31%) with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

23. You shall notify the Issuer of the amount of any transfer taxes payable in respect of the exchange of Private Notes and, upon receipt of a written approval from the Issuer, shall


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         deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Private Notes, your check in the amount of all transfer taxes so payable, and the Issuer shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Private Notes; provided, however, that you shall reimburse the Issuer for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles.

25. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Private Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

27. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:



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                  If to the Issuer, to:

                           SC International Services, Inc.
                           524 East Lamar Boulevard
                           Arlington, Texas 76011-3999
                           Telephone:       (817) 792-2123
                           Telecopy:        (817) 792-2222
                           Attention: Patrick W. Tolbert
                           Executive Vice President and
                           Chief Financial and Administrative Officer

                  with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, NY 10022
                           Telephone:       (212) 836-8201
                           Telecopy:        (212) 836-7152
                           Attention: Joel I. Greenberg, Esq.

                  If to the Exchange Agent, to:

                           The Bank of New York
                           101 Barclay Street
                           Floor 21 West
                           New York, NY
                           Telephone:
                           Telecopy:    (212) 815-5915
                           Attention: Corporate Trust Trustee Administration

30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 17, 19, 21, 23 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuer any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.



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31.      This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                                                SC INTERNATIONAL SERVICES, INC.

                                                By:_________________________
                                                     Name:
                                                     Title:

Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent


By:_________________________
     Name:
     Title:


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                                   SCHEDULE I

                    FEE SCHEDULE FOR EXCHANGE AGENT SERVICES



$2,500 plus $500 per extension.


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